UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2014

SQUARE 1 FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36372	20-1872698
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

406 Blackwell Street, Suite 240, Durham, North Carolina	27701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 355-0468

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 26, 2014, Square 1 Financial, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Sandler O’Neill & Partners, L.P., as representative (the “Representative”) of the several underwriters named in Schedule I attached thereto (the “Underwriters”) and certain selling shareholders named in Schedule II thereto (“the Selling Shareholders”) related to the public offering (the “Offering”), pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-193197), which was initially filed with the Securities and Exchange Commission (the “Commission”) on January 6, 2014, subsequently amended thereafter, and declared effective by the Commission on March 26, 2014 (the “Registration Statement”), of an aggregate of 5,781,126 shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), at a public offering price of $18.00 per share. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option (the “Over-Allotment Option”), exercisable not later than 30 days after the effective date of the Registration Statement, to purchase up to 867,167 additional shares of Common Stock.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Selling Shareholders, and customary conditions to closing, indemnification obligations of the Company, the Selling Shareholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, the Company, each of our officers and directors, those persons participating in the directed share program and shareholders who have registration rights have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Common Stock or other securities convertible into or exercisable or exchangeable for shares of our Common Stock for a period of 180 days after the closing date of the Offering without the prior written consent of the Representative.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The closing occurred on March 31, 2014, following satisfaction of the closing conditions set forth in the Underwriting Agreement. At the closing, the Company issued 3,125,000 shares of Common Stock. The Company received net proceeds of approximately $52.4 million after deducting underwriting discounts and commissions payable by the Company in connection with the Offering.

A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1. The foregoing descriptions of the Offering and the documentation related thereto do not purport to be complete and are qualified in their entirety by reference to such Exhibit.

Item 8.01	Other Events

On March 26, 2014, the Company issued a press release announcing the pricing of the Offering. On March 31, 2014, the Company issued a press release announcing the closing of the Offering. A copy of these press releases are furnished as Exhibits 99.1 and 99.2 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

1.1	Underwriting Agreement, dated March 26, 2014

99.1	Press Release, dated March 26, 2014

99.2	Press Release, dated March 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQUARE 1 FINANCIAL, INC.

Date: April 1, 2014	By:	/s/ Patrick Oakes
Patrick Oakes
Executive Vice President and Chief Financial Officer